Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 www.dlapiper.com
August 24, 2026
Trulieve Cannabis Corp.
3493 Martin Hurst Road
Tallahassee, Florida 32312
Ladies and Gentlemen:

    Re: Trulieve Cannabis Corp. – Post-Effective Amendment to Registration Statements on Form S-8
We have acted as special United States counsel to Trulieve Cannabis Corp. (the “Corporation”), a Delaware corporation, in connection with its Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its registration statements on Form S-8 (File Nos. 333-289299, 333-272967, 333-260098, 333-259175, and 333-280401, collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of an aggregate of 32,274,855 Class A subordinate voting shares (the “Shares”), including (i) 1,456,646 Class A subordinate voting shares issuable upon exercise of outstanding stock options granted pursuant to the Schyan Exploration Inc. Stock Option Plan (the “Prior Plan”), (ii) 1,318,209 Class A subordinate voting shares issuable pursuant to awards under the Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan (the “Harvest Plan”), and (iii) 29,500,000 Class A subordinate voting shares reserved for issuance under the Third Amended and Restated Trulieve Cannabis Corp. 2021 Omnibus Incentive Plan (the “Omnibus Plan” and, together with the Prior Plan and the Harvest Plan, the “Plans”). The Post-Effective Amendment is being filed with the Commission under the Act for the purpose of updating the Registration Statements following the Company’s change in its jurisdiction of organization to the State of Delaware. This opinion is being furnished in accordance with the requirements of Part II, Item 8(a)(i) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statements.
For purposes of this opinion letter, we have examined the Registration Statements and originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation, as amended, of the Company, the bylaws, as amended, of the Company, the Plans, resolutions, or actions by written consent, of the board of directors of the Company (or a committee thereof) relating to the authorization of the issuance and sale of the Shares under the Plans, among other things, and such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness and validity of all signatures (including, without limitation, signatures via DocuSign, eSignature or similar technology), the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or telecopies or portable document file (.pdf) copies; that all public records reviewed or relied upon by us are authentic, accurate and complete; that all factual statements and information contained in any documents are true and complete; and that there has been no oral or written modification or amendments to any documents by action or omission of the parties or otherwise. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.We express no opinion concerning any law other than those provisions of the General Corporation Law of the State of Delaware (the “DGCL”), which, in the experience of our attorneys who are members of the bar in New York, in the exercise of customary professional diligence, are normally applicable to transactions of the type contemplated under the Plans, but without our having made any special investigation concerning any other law, rule or regulation. With respect to our opinion based on the DGCL, our examination has been limited to a review of such laws as reported in standard, unofficial compilations.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, with respect to the Shares to be issued after the filing of the Post-Effective Amendment, the Shares are duly authorized and, when issued and delivered in accordance with the terms of the Plans and the respective award agreements, and upon receipt by the Corporation of the requisite consideration therefor, such Shares will be validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.
This opinion letter has been prepared for use in connection with the Post-Effective Amendment. and we disclaim any undertaking to advise you hereafter of any facts, circumstances, events or developments occurring or coming to our attention subsequent to the effective date of the Post-Effective Amendment which may alter, affect or modify the opinions expressed herein
We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, to the use of our name as your counsel, and to all references made to us in the Post-Effective Amendment and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.
Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)